Dollar Tree Names Michael Witynski Chief Operating Officer

CHESAPEAKE, Va. - July 16, 2015 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, announced today that Michael Witynski has been named Chief Operating Officer.

As Chief Operating Officer, Mr. Witynski, age 52, will be responsible for Store Operations of Dollar Tree bannered stores in the United States, Real Estate for Dollar Tree bannered stores in the U.S. and all Retail Operations and Real Estate in Canada. Mr. Witynski has served as Senior Vice President of Stores since joining Dollar Tree in 2010. Prior to joining the Company, he held executive positions at Shaw’s Supermarkets and Supervalu, Inc. during his 29-year career in the grocery industry. Mr. Witynski will report to Bob Sasser, Chief Executive Officer.

Mr. Sasser stated, “We are pleased to announce Mike’s recent promotion to Chief Operating Officer. Mike is an accomplished retailer. He has been a key leader in Dollar Tree’s continued growth and operating performance since joining the Company in 2010. In addition to leading store operations at Dollar Tree stores, Mike will be assuming the responsibilities of real estate for the Dollar Tree banner in the U.S. and all retail operations in Canada. This leadership appointment is a component of our ongoing integration following our Family Dollar acquisition.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 500 Company, now operates more than 13,600 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Dollar Tree Canada, Deals and Family Dollar. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com